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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the caption "Experts" and "Selected Financial Data", and to the use of our report dated March 24, 2000, with respect to the consolidated financial statements of Microtune, Inc. and to the use of our report dated March 24, 2000, with respect to the consolidated financial statements of HMTF Acquisition (Bermuda) Ltd. and the consolidated financial statements of Temic Telefunken Hochfrequentztechnik GmbH in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-36340) and related Prospectus of Microtune, Inc. for the registration of 4,600,000 shares of its common stock.

                                          /s/ Ernst & Young LLP

Dallas, Texas
July 31, 2000